UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or l5 (d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 26, 2010 (January 22, 2010)
Columbia Bancorp
(Exact name of registrant as specified in its charter)
Oregon
(State or other jurisdiction of incorporation)

0-27938	93-1193156
(Commission File Number)	(IRS Employer Identification No.)
401 East Third Street, Suite 200
The Dalles, Oregon 97058
(Address of principal executive offices, including zip Code)
(541) 298-6649
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1.03	Bankruptcy or Receivership
     On Friday, January 22, 2010, Columbia River Bank (the “Bank”), the wholly-owned subsidiary of Columbia Bancorp (the “Company”), was closed by the State of Oregon, Oregon Department of Consumer and Business Services Division of Finance and Corporate Securities, and the Federal Deposit Insurance Corporation (the “FDIC”) was appointed as receiver of the Bank.
     As indicated in the FDIC press release dated January 22, 2010, subsequent to the closure, Columbia Banking System (Nasdaq: COLB) based in Tacoma, Washington, assumed all of the deposits of the Bank, and purchased approximately $697.4 million of the Bank’s assets in a transaction facilitated by the FDIC.
     Beginning on January 23, 2010, the 21 branch offices of the Bank will reopen as branches of Columbia Banking System. Customers who have questions about the foregoing matters, or who would like information about the closure of the Bank, may visit the FDIC’s web site at http://www.fdic.gov or call the FDIC at 1-202-898-6984.
     The Company’s principal asset is the capital stock that it owns in the Bank, and, as a result of the closure of the Bank, the Company has minimal remaining tangible assets. As the owner of all of the capital stock of the Bank, the Company would be entitled to the net recoveries, if any, following the liquidation or sale of the Bank or its assets by the FDIC. However, at this time, the Company does not expect that any recovery will be realized.
     A complete copy of the FDIC’s press release can be found on the Internet at www.fdic.gov.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
     On January 25, 2010, the Company received a staff determination letter confirming that Nasdaq had halted trading of the Company’s common stock on January 25, 2010. The letter indicated that Nasdaq was concerned about the Company’s ability to sustain compliance with all of the requirements for continued listing on The Nasdaq Global Select Market. As a result, in accordance with Listing Rules 5101, 5110(b) and IM-5101-1, the Nasdaq staff made a determination to delist the Company’s common stock from The Nasdaq Global Select Market. The Company does not intend to appeal the delisting decision. As a result, trading will continue to be halted in the Company’s common stock until trading is suspended on February 3, 2010. A Form 25-NSE will then be filed with the Securities and Exchange Commission, which will remove the Company’s common stock from listing and registration on The Nasdaq Global Select Market.

Item 5.02	Departure of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     As a result of the receivership, Richard E. Betz, Charles F. Beardsley, William A. Booth, Dennis L. Carver, Terry L. Cochran, James J. Doran, Jean S. McKinney, Donald T. Mitchell, Dr. Frank K. Toda are no longer directors of the Bank.
     On January 20, 2010, Jon Morrill resigned as Chief Financial Officer of the Bank and the Company effective immediately. Mr. Morrill will remain Senior Vice President and Controller of the Bank. In addition, Jean S. McKinney and Donald T. Mitchell announced that they will retire from the board of directors of the Company in April 2010.

Item 8.01	Other Events
     The Company’s shares of the Bank were its principal asset. The Company does not expect to receive anything from the FDIC or the purchaser of the Bank, for the Company’s interest in the Bank. Accordingly, as a result of the Company’s current financial condition, the board of directors of the Company is considering its alternatives, including the dissolution and winding up of the Company by its board of directors, pursuant to the Oregon Revised Statutes, or filing a voluntary petition seeking relief under the United States Bankruptcy Code.

     A copy of the Company’s press release regarding the foregoing event is filed as Exhibit 99.1 to this current report on Form 8-K.

Item 9.01	Financial Statements and Exhibits
99.1	Press Release dated January 22, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

COLUMBIA BANCORP
Date: January 25, 2010	By:	/s/ Terry L. Cochran
Terry L. Cochran
President and Chief Executive Officer